Exhibit 10.1

ENLINK MIDSTREAM OPERATING, LP
AMENDED AND RESTATED SEVERANCE AGREEMENT

THIS AMENDED AND RESTATED SEVERANCE AGREEMENT (this “Agreement”) dated as of                     , 20     (the “Effective Date”) is made by and between EnLink Midstream Operating, LP, a Delaware limited partnership (the “Company”) and                                                   , an individual (“Individual”).

W I T N E S S E T H:

WHEREAS, the Company desires to amend and restate the original Severance Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, Individual and the Company hereby agree as follows:

ARTICLE I
Definitions

1.1                               Definitions.  For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, the following terms shall have the following respective meanings:

“Accounting Firm” shall have the meaning set forth in Section 2.4(b).

“Agreement” shall have the meaning set forth in the preamble hereto.

“Board” means the Board of Directors of EnLink Midstream GP, LLC.

“Cause” means any one or more of the following: (i) a violation by Individual of the Company’s Code of Business Conduct and Ethics or any trading or other policy applicable to employees of the Company (which may include, but is not limited to, matters specifically mentioned below in the definition of Cause); (ii) serious or repeated incidents of misconduct or gross negligence by Individual; (iii) a failure by Individual to perform the duties assigned to him or her that continues following notice from the Company to Individual of such failure; (iv) Individual is formally charged, indicted or convicted of a felony or misdemeanor involving moral turpitude; (v) Individual has engaged in acts or omissions constituting dishonesty, breach of fiduciary obligation, or intentional wrongdoing or misfeasance; or (vi) Individual has acted intentionally or in bad faith in a manner that results or could be reasonably expected to result in a material detriment to the assets, business, prospects or reputation of any member of the Company Group.

“COBRA”  means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute or statutes.

“Committee” means the Compensation Committee of the Board.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Group” means the Company, EnLink Midstream, LLC, EnLink Midstream Partners, LP, EnLink Midstream GP, LLC, EnLink Midstream Manager, LLC and each of their respective affiliates and subsidiaries.

“Confidential Information” shall have the meaning set forth in Section 3.1.

“Disability” means a physical or mental condition of Individual that, in the good faith judgment of no less than a majority of the entire membership of the Board (excluding Individual, if Individual is then a member of the Board) or the Committee, (i) prevents Individual from being able to perform the responsibilities of his or her position with the Company Group, (ii) has continued for a period of at least one hundred eight (180) days during any twelve (12) month period, and (iii) is expected to continue.

“Effective Date” shall have the meaning set forth in the preamble hereto.

“Expiration Date” shall have the meaning set forth in Section 5.1.

[“Good Reason” means any one or more of the following without Individual’s consent: (i) a material reduction in Individual’s base annual salary; (ii) a material adverse change in Individual’s authority, duties or responsibilities; or (iii) the Company requires that Individual move his or her principal place of employment to a location that is thirty (30) or more miles from his or her current principal place of employment and the new location is farther from his or her primary residence.  Individual may not terminate his or her employment for “Good Reason” unless (A) Individual gives the Company written notice of the event within thirty (30) days of the occurrence of the event, (B) the Company fails to remedy the event within thirty (30) days following its receipt of the notice and (C) Individual terminates his or her employment with the Company within sixty (60) days following the Company’s receipt of written notice.(1)]

“Individual” shall have the meaning set forth in the preamble hereto.

“Initial Expiration Date” shall have the meaning set forth in Section 5.1.

“Non-Renewal Notice” shall have the meaning set forth in Section 5.1.

“Other Arrangement” shall have the meaning set forth in Section 5.3.

“Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization or any other entity.

(1)  Applicable for CFO, Business Unit Presidents and any other executive vice president (collectively, “EVPs”), CEO and COO and Senior Vice Presidents (“SVPs”).

“Qualifying Termination” means the termination of Individual’s employment [(i)] by the Company for a reason other than Cause[, or (ii) by the Individual for Good Reason(2)].  The transfer of Individual from the Company to another member of the Company Group shall not constitute a termination of employment.

“Renewal Date” shall have the meaning set forth in Section 5.1.

“Severance Benefit” means, as of the date of a Qualifying Termination, a one-time lump sum payment equal to: (i) [[two (2)(3)] [one (1)(4)]] times the sum of (A) Individual’s then current base annual salary and (B) the Target Bonus for the year that includes the effective date of termination; plus (ii) an amount equal to the cost to Individual under COBRA to extend his or her then-current medical insurance benefits (i.e., the health, dental and/or vision benefits as elected by Individual under the Company’s health plan as of the time of such termination) for eighteen (18) months following the effective date of termination.

“Severance Plan” shall have the meaning set forth in Section 2.3.

“Target Bonus” means the bonus payable to Individual for the year in question (at the mid-point target for such bonus, if applicable) as determined annually by the Committee or the Board, as applicable.

“Term” shall have the meaning set forth in Section 5.1.

“Total Payment” shall have the meaning set forth in Section 2.4(a).

ARTICLE II
Severance Payments

2.1                               Severance Benefit; Release.

(a)                                 If Individual has a Qualifying Termination and Individual satisfies the conditions to the payment of a Severance Benefit as described below, the Company shall pay the Severance Benefit to Individual.

(b)                                 Any amounts payable under Section 2.1(a) shall be paid to Individual on the sixtieth (60th) day after the date of Individual’s Qualifying Termination; provided, however, that as a condition to receiving any such payment or payments, Individual (or Individual’s estate, as applicable) will be required to execute and not revoke a general release of claims against the Company Group, with such general release becoming effective (and any applicable revocation period having lapsed) on or before the sixtieth (60th) day after the date of Individual’s termination.  Individual may also be required, in the Company’s sole discretion, and in the manner and form prescribed by the Company, to provide an acknowledgement and acceptance of

(2)  Applicable for CEO, EVPs, COO and SVPs.

(3)  Applicable for CEO, EVPs and COO.

(4)  Applicable for SVPs and positions below SVP-level.

his or her obligations under Article III of this Agreement and/or to certify compliance with his or her obligations to return Confidential Information.

2.2                               Additional Benefits.

(a)                                 The Severance Benefit will be in addition to any accrued and unpaid compensation due to Individual as of his or her termination date, which may include (i) any unpaid bonus for any calendar year ending before Individual’s termination date that is actually earned by Individual, and calculated, in accordance with the terms of the applicable bonus arrangement that is in effect with respect to Individual during that year, (ii) accrued base salary and (iii) such other fringe benefits (other than any bonus, severance pay benefit or medical insurance benefit) normally provided to similarly situated employees of the Company that shall have been earned up to the date of termination, including pay for accrued and unused paid-time-off (in accordance with the benefit policies then in effect).

(b)                                 Individual shall also be entitled to a prorated amount of the bonus for the calendar year in which Individual’s Qualifying Termination occurs to the extent such bonus would have otherwise been earned by Individual (had his or her employment not terminated due to a Qualifying Termination) in accordance with the terms of the applicable bonus arrangement that is in effect with respect to Individual during that year.  Such prorated bonus (i) shall be payable on the date that the bonus would have been paid under such applicable bonus arrangement (had Individual’s employment not terminated due to a Qualifying Termination), and (ii) shall not be made unless Individual has, as of such date, satisfied the conditions described in Section 2.1(b) above.

(c)                                  For a period of twelve (12) months following Individual’s Qualifying Termination, or if Individual has not satisfied the conditions described in Section 2.1(b) above, for a period of sixty (60) days after the date of Individual’s termination, the Company shall, at its sole expense as incurred, provide Individual with outplacement services, the scope and provider of which shall be selected by Individual in his or her discretion; provided, however, that (i) any expense for such outplacement services shall be paid or reimbursed by the Company to the Individual as soon as practicable after such expense is incurred (but in no event later than thirty (30) days after such expense is incurred), and (ii) the total amount of the expenses paid or reimbursed by the Company pursuant to this Section 2.2(c) shall not exceed $50,000.

2.3                               Non-duplication.  The amount payable to Individual under Sections 2.1 and 2.2 is in lieu of, and not in addition to, any severance payment due or to become due to Individual under (i) any separate agreement or contract between Individual and the Company or any other member of the Company Group, (ii) any severance payment plan, program, policy or practice of the Company or any other member of the Company Group or (iii) any severance benefit required by law (collectively, “Severance Plan”).

2.4                               Potential Parachute Payment Adjustment.

(a)                                 If the payments and benefits provided to Individual under this Agreement or under any other agreement with, or plan of, the Company or any Person or entity which is a party to a transaction involving the Company or its affiliates (the “Total Payment”) (i) constitute a “parachute payment” as defined in Section 280G of the Code and exceed three (3) times Individual’s “base amount” as defined under Code Section 280G(b)(3), and (ii) would, but for this Section 2.4(a), be subject to the excise tax imposed by Code Section 4999, then Individual’s payments and benefits under this Agreement shall be either (A) paid in full, or (B) reduced and payable only as to the maximum amount which would result in no portion of such payments and benefits being subject to excise tax under Code Section 4999, whichever results in the receipt by Individual on an after-tax basis of the greatest amount of Total Payment (taking into account the applicable federal, state and local income taxes, the excise tax imposed by Code Section 4999 and all other taxes (including any interest and penalties) payable by Individual).  If a reduction of the Total Payment is necessary, cash severance payments provided for herein shall first be reduced (such reduction to be applied first to the earliest payments otherwise scheduled to occur), and the non-cash severance benefits provided for herein shall thereafter be reduced (such reduction to be applied first to the benefits otherwise scheduled to occur the earliest).  If, as a result of any reduction required by this Section 2.4(a), amounts previously paid to Individual exceed the amount to which Individual is entitled, Individual will promptly return the excess amount to the Company.

(b)                                 All determinations required to be made under this Section 2.4, including whether reductions are necessary, may be made, in the discretion of the Committee or the Board, by the accounting firm used by the Company and/or the members of the Company Group at the time of such determination (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations both to the Company and to Individual within fifteen (15) business days of the receipt of notice from the Company or Individual that there has been a termination of Individual’s employment, or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.

2.5                               Death or Disability of Individual.  If Individual’s employment terminates due to death or Disability, then this Agreement shall terminate without further obligations to Individual or his or her estate, as applicable, under this Agreement, other than (i) the obligation of the Company to pay, within thirty (30) days after the date of such termination of employment, the compensation and benefits that would be payable under Section 2.2(a) if Individual’s termination of employment had been a Qualifying Termination, and (ii) the obligation of the Company to pay the compensation and benefits that would be payable under Section 2.2(b) if Individual’s termination of employment had been a Qualifying Termination; provided that payment of such compensation and benefits with respect to Section 2.2(b) shall only be made if Individual or his or her legal representative has satisfied the conditions described in Section 2.1(b).

ARTICLE III
Confidential Information and Non-Competition; Other Covenants

3.1                               Covenant Not to Disclose Confidential Information.  Individual acknowledges that during the course of his or her employment with the Company, he or she has or will have access to and knowledge of certain information and data that the Company or other members of the Company Group consider confidential and that the release of such information or data to unauthorized Persons would be extremely detrimental to the Company Group.  As a consequence, Individual hereby agrees and acknowledges that he or she owes a duty to the Company not to disclose, and agrees that, during or after the term of his or her employment, without the prior written consent of the Company, he or she will not communicate, publish or disclose, to any Person anywhere or use any Confidential Information (as hereinafter defined) for any purpose other than carrying out his or her duties as contemplated in connection with his or her employment with respect to the Company or any Company Group member.  Individual will use his or her best efforts at all times to hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized Person and, in particular, will not permit any Confidential Information to be read, duplicated or copied.  Notwithstanding the foregoing, Individual may disclose such Confidential Information to the extent required by applicable law or as a consequence of any judicial or regulatory proceeding, based upon the opinion of legal counsel and only after Individual has requested that such Confidential Information be preserved to the maximum extent practicable.  To the extent permitted by law, Individual will advise the Company in advance of any intended disclosure to comply with legal requirements.  Individual will return to the Company all Confidential Information in Individual’s possession or under Individual’s control when the duties of Individual no longer require Individual’s possession thereof, or whenever the Company shall so request, and in any event will promptly return all such Confidential Information if Individual’s relationship with the Company is terminated for any reason and will not retain any copies thereof.  For purposes hereof, the term “Confidential Information” shall mean any information or data used by or belonging or relating to the Company or any other member of the Company Group or any of their representatives that is not known generally to the industry in which any member of the Company Group is or may be engaged (other than as a result of disclosure by Individual in violation of this Agreement), including without limitation, any and all trade secrets, proprietary data and information relating to any member of the Company Group’s past, present or future business and products, price lists, customer lists, processes, procedures or standards, know-how, manuals, business strategies, records, drawings, specifications, designs, financial information, whether or not reduced to writing, or information or data that the Company or any other member of the Company Group advises Individual should be treated as confidential information.

3.2                               Covenant Not to Compete.  In partial consideration for Individual’s access to Confidential Information and the benefits provided by this Agreement, Individual agrees that while employed by the Company, Individual shall not, unless Individual receives the prior written consent of the Board, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, manager, employee, partner, stockholder, consultant or otherwise, any Person that competes with any member of the Company Group in (i) the purchasing, selling, brokering or marketing of natural gas, natural gas liquids, hydrocarbons, brine, water or any derivative product thereof, including, without limitation, locating buyers and sellers, or negotiating purchase and sales contracts; (ii) the gathering, processing, and/or transporting of natural gas, natural gas liquids, hydrocarbons, brine, water, or any derivative product thereof; or (iii) the conduct of a business enterprise that is in a business segment that contributes five percent (5%) or more to the Company’s gross revenue or deploys five percent (5%) or more of the Company’s fixed assets.  Ownership by Individual, as a passive investment, of less than one half of one percent (0.5%) of the outstanding securities of any organization with securities listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this paragraph.

3.3                               Covenant not to Solicit Customers.  In partial consideration for Individual’s access to Confidential Information and the benefits provided by this Agreement, Individual agrees that while employed by the Company and for a period of twelve (12) months after the termination of such employment (for any reason), Individual shall not solicit or divert business from, or attempt to convert any Person that was client or customer of any member of the Company Group at any time during the twelve (12) months prior to the termination of Individual’s employment.

3.4                               Covenant not to Solicit Employees.  In partial consideration for Individual’s access to Confidential Information and the benefits provided by this Agreement, Individual agrees that while employed by the Company and for a period of twenty-four (24) months after the termination of such employment (for any reason), Individual shall not (i) solicit, endeavor to entice or induce any employee or similar service provider of any member of the Company Group to terminate such Person’s employment or service with such member or accept employment with anyone else or (ii) interfere in a similar manner with the business of the Company Group.

3.5                               Covenant Against Disparagement.  In partial consideration for Individual’s access to Confidential Information and the benefits provided by this Agreement, Individual agrees that while employed by the Company and thereafter, he or she will not make any statements disparaging any member of the Company Group or any of their officers, directors, or employees that could reasonably be expected to be harmful to the interests of the Company or the Company Group.  This covenant shall not apply to any statement made in the context of any legal or regulatory proceeding.

3.6                               Specific Performance.  Recognizing that irreparable damage will result to the Company in the event of the breach or threatened breach of any of the foregoing covenants and assurances by Individual contained in this Article III, and that the Company’s remedies at law for any such breach or threatened breach will be inadequate, the Company and its successors and assigns, in addition to such other remedies that may be available to them, shall be entitled to an injunction, including a mandatory injunction (without the necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate or (iii) posting any bond with respect thereto), to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining Individual, and each and every Person, firm or company acting in concert or participation with him or her, from the continuation of such breach and, in addition thereto, he or she shall pay to the Company all ascertainable damages, including costs and reasonable attorneys’ fees sustained by the Company or any other member of the Company Group by reason of the breach or threatened breach of said covenants and assurances.

3.7                               Clawback.  Individual agrees that in the event that the Company determines that Individual has breached any term of this Article III, in addition to any other remedies at law or in equity the Company may have available to it, the Company may in its sole discretion require that Individual repay to the Company, within five (5) business days of receipt of written demand therefor, an amount equal to the amounts paid to or on behalf of Individual pursuant to Sections 2.1, 2.2(b) and 2.2(c).

3.8                               Miscellaneous.

(a)                                 Individual has carefully read and considered the provisions of this Article III and, having done so, agrees that the restrictions set forth in this Article III (including the relevant time periods, scope of activity to be restrained and the geographical scope) are fair and reasonable and are reasonably required for the protection of the interests of the Company Group and their respective officers, directors, managers, employees, creditors, partners, members and unitholders.  Individual understands that the restrictions contained in Article III may limit his or her ability to engage in a business similar to the business of any member of the Company Group, but acknowledges that he or she will receive sufficiently high remuneration and other benefits from the Company Group to justify such restrictions.

(b)                                 The covenants and obligations of Individual set forth in this Article III are in addition to and not in lieu of or exclusive of any other obligations and duties of Individual to the Company Group, whether express or implied in fact or in law.

(c)                                  In the event that any provision of this Article III relating to the relevant time periods, scope of activity and/or the areas of restriction hereunder shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope or areas such court deems reasonable and enforceable, the relevant time periods, scope of activity and/or areas of restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period, scope of activity and/or areas.

ARTICLE IV
Dodd-Frank Clawback

Individual agrees and acknowledges that any and all compensation Individual receives pursuant to this Agreement shall be subject to clawback by the Company to the extent provided in policies adopted by the Board to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

ARTICLE V
Miscellaneous

5.1                               Term; Termination; Amendment.

(a)                                 Unless this Agreement is terminated in accordance with Section 5.1(b) below, this Agreement will extend for a term (the “Term”) commencing on the Effective Date and ending on October 31, 2015 (the “Initial Expiration Date”). If not previously terminated, the Term shall automatically renew for one (1) additional year beginning on the day following the Initial Expiration Date and on each subsequent anniversary thereof (each, a “Renewal Date”), unless the Committee or the Board, as applicable, acting on behalf of the Company, elects not to extend the Term by providing Individual with written notice (a “Non-Renewal Notice”) of such election not less than thirty (30) days prior to the last day of the then-current Term (each of the Initial Expiration Date and the last day of any then-current extended Term, the “Expiration Date”). If the Committee or the Board, as applicable, acting on behalf of the Company, provides a Non-Renewal Notice to Individual in accordance with the preceding sentence, in no event shall Individual be terminated for a reason other than Cause by the Company during the ninety (90) day period that commences as of the Expiration Date.

(b)                                 This Agreement shall terminate upon the termination of Individual’s employment; provided that all obligations and liabilities of the parties hereto arising in connection with such termination of employment or otherwise accruing under this Agreement shall survive such termination.

(c)                                  The Committee or the Board, as applicable, acting on behalf of the Company, shall have the right to amend this Agreement without Individual’s consent, which amendment shall be evidenced in writing and be effective as of the relevant Renewal Date; provided that Individual is provided with written notice of the Company’s election to amend the Agreement at least thirty (30) days prior to such Renewal Date.

5.2                               Interpretation.  The Article and Section headings herein are for convenience only and shall not affect the construction hereof.  In this Agreement, unless a clear contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) reference to any Article or Section, means such Article or Section hereof, (iii) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term, and (iv) where any provision of this Agreement refers to action to be taken by either party, or which such party is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such party.

5.3                               Effect on Other Plans.  Except in the case of a Severance Plan, as defined in Section 2.3, nothing in this Agreement shall prevent or limit Individual’s continuing or future participation in any other plan, program, policy or practice provided by the Company or any other member of the Company Group for which Individual may qualify, nor shall anything herein limit or otherwise affect such rights as Individual may have under any other contract or agreement with the Company or any other member of the Company Group.  Amounts which are vested benefits or which Individual is otherwise entitled to receive under any such other plan, policy, practice, program, contract or agreement (“Other Arrangement”) at or subsequent to the termination of Individual’s employment shall be payable in accordance with such Other Arrangement except as explicitly modified by this Agreement; provided, however, the time period after such termination shall not be credited as continued employment of Individual for any purpose under any such Other Arrangement.

5.4                               Overpayments.  Individual agrees that the Committee or the Board, as applicable, in their respective sole discretion, may require repayment by Individual of any amount erroneously made in excess of the amounts that should have been paid under the terms of this Agreement.

5.5                               Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

5.6                               No Breach.  Individual represents and warrants to the Company that neither the execution nor delivery of this Agreement, nor the performance of Individual’s obligations hereunder will conflict with, or result in a breach of, any term, condition, or provision of, or constitute a default under, any obligation, contract, agreement, covenant or instrument to which Individual is a party or under which Individual is bound, including without limitation, the breach by Individual of a fiduciary duty to any former employers.

5.7                               Entire Agreement; Manner of Amendment.  This Agreement cancels and supersedes all previous agreements relating to the subject matter of this Agreement, written or oral, between the parties hereto and their respective affiliates and contains the entire understanding of the parties hereto.  This Agreement shall not be amended, modified or supplemented in any manner whatsoever except in accordance with Section 5.1.  Failure of the Company to demand strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of the term, covenant or condition, nor shall any waiver or relinquishment by the Company of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of the right or power at any other time or times.

5.8                               Governing Law; Venue.  This Agreement and all rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas, including all matters of enforcement, validity and performance without regard to conflict or choice of law principles.  Venue for any action or proceeding relating to this Agreement and/or Individual’s employment relationship with the Company and the Company Group, as applicable, shall lie exclusively in courts in Dallas County, Texas.

5.9                               Notices.  All notices and all other communications provided for in the Agreement shall be in writing and addressed (i) if to the Company, at its principal office address or such other address as it may have designated by written notice to Individual for purposes hereof, directed to the attention of the Board with a copy to the Secretary of the Company and (ii) if to Individual, at his or her residence address on the records of the Company or to such other address as he or she may have designated to the Company in writing for purposes hereof.  Each such notice or other communication shall be deemed to have been duly given when personally delivered or sent by United States registered mail, return receipt requested, postage prepaid, or by a nationally recognized overnight delivery service, with delivery confirmed.

5.10                        Assignment.  This Agreement is personal and not assignable by Individual but it may be assigned by the Company without notice to or consent of Individual to, and shall thereafter be binding upon and enforceable by, (i) any member of the Company Group, or (ii) any Person that acquires or succeeds to substantially all of the business or assets of any member of the Company Group (and such Person shall be deemed included in the definition of the “Company” and the “Company Group” for all purposes of this Agreement).

5.11                        Tax Withholdings.  The Company shall withhold from all payments hereunder all applicable taxes (federal, state or other) that it is required to withhold therefrom unless Individual has otherwise paid (or made other arrangements satisfactory) to the Company the amount of such taxes.

5.12                        Employment with Affiliates.  For purposes of this Agreement, employment with any member of the Company Group shall be deemed to be employment with the Company.

5.13                        Expenses.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

5.14                        Section 409A.  This Agreement is intended to provide payments that are (i) exempt from the provisions of Section 409A of the Code and related regulations and Treasury pronouncements, by complying with (among other things) the short-term deferral exception as specified in Treasury Regulation § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treasury Regulation § 1.409A-1(b)(9)(iii), or (ii) compliant with the provisions of Section 409A of the Code and related regulations and Treasury pronouncements, and this Agreement shall be administered, interpreted and construed accordingly.  Any other provision of this Agreement to the contrary notwithstanding, the parties agree that any benefit or benefits under this Agreement that the Company determines are subject to the suspension period under Section 409A(a)(2)(B) of the Code shall not be paid or commence until a date following six (6) months after Individual’s termination date, or if earlier, Individual’s death.

5.15                        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed, and Individual has hereunto set his or her hand, as of the Effective Date.

ENLINK MIDSTREAM OPERATING, LP

By: ENLINK MIDSTREAM OPERATING GP, LLC,
Its general partner

Name:
Title:

INDIVIDUAL:

Name: